Exhibit 4.7

MATERIAL CHANGE REPORT

FORM 51-102F3

1.	Name and Address of Company

Neptune Technologies & Bioressources Inc. (“Neptune”)

545 Promenade du Centropolis

Suite 100

Laval, Québec, H7T 0A3

2.	Date of Material Change

June 19, 2018.

3.	News Release

A news release with respect to the material change referred to in this report was issued and filed on SEDAR on June 19, 2018.

4.	Summary of Material Change

On June 19, 2018, Neptune entered into a multi-year agreement with Canopy Growth Corporation (“Canopy Growth”), whereby Neptune will supplement Canopy Growth’s extraction, refinement and formulation capacity of Cannabis.

5.	Full Description of Material Change

Refer to press release attached hereto as Schedule A.

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information please contact:

Mario Paradis

Vice-President and Chief Financial Officer

p: (450) 687-2262 x236

e: m.paradis@neptunecorp.com

9.	Date of Report

June 29, 2018

SCHEDULE A

PRESS RELEASE

SOURCE: Neptune Technologies & Bioressources Inc.

Neptune Announces Multi-year Agreement with Canopy Growth

to Provide Extracted Cannabis Products

Laval, Québec, CANADA – June 19, 2018 – Neptune Technologies & Bioressources Inc. (“Neptune” or the “Company”) (NASDAQ – TSX: NEPT), today announced that it entered into a multi-year agreement with Canopy Growth (TSX: WEED; NYSE: CGC). Under the terms of the agreement, Neptune will supplement Canopy Growth’s extraction, refinement, and extract product formulation capacity.

“We are truly excited to partner with such a great company as Canopy Growth. This multi-year agreement, including minimum volume commitments, will be supported by Neptune’s decades of experience in extraction, purification and formulation of value added differentiated science-based products,” said Michel Timperio, President of Neptune’s Cannabis Business.

“Extract products are key to the future of the global cannabis industry and we’re taking the right steps to significantly increasing our production capacity to capture this opportunity,” said Mark Zekulin, President, Canopy Growth. “We were the first to introduce extract based cannabis Softgels and this agreement supports our development of a wide range of extract products to meet the demand of these growing market segments as we prepare our operations for greater product diversification.”

“When combined, this significantly increased extract production capacity, coupled with extract focused research, positions Canopy Growth to meet the demand of patients and consumers in Canada and around the world. Neptune’s existing throughput capacity will complement Canopy Growth’s owned extraction capacity to support extraction requirements for the world’s largest cannabis production platform totaling 5.6 million sq. ft.,” added Mr. Zekulin.

“Today’s agreement represents an important milestone in our cannabis growth strategy and validates our repositioning into larger global markets characterized by growth. Neptune has a history of producing high quality products for the natural health sector and is well positioned to apply and lever this experience to cannabis products,” concluded Jim Hamilton, President and CEO of Neptune.

Through the agreement, Canopy Growth is further diversifying its production platform and driving greater integration in the growing cannabis industry in Quebec. Contributing to a robust, responsible cannabis industry within the Province continues to be a core focus for both Canopy Growth and Neptune.

About Neptune Technologies & Bioressources Inc.

Neptune is a wellness products company, with more than 50 years of combined experience in the industry. The Company develops turnkey solutions available in various unique delivery forms, offers specialty ingredients such as MaxSimil®, a patented ingredient that enhances the absorption of lipid-based nutraceuticals, and a variety of other marine and seed oils. Neptune also sells premium krill oil directly to consumers through web sales at www.oceano3.com. Leveraging our scientific, technological and innovative expertise Neptune is working to develop unique extractions in high potential growth segments such as in the medical cannabis field.

The Company’s head office is located in Laval, Quebec.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. securities laws and Canadian securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of Neptune to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

The forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement and the “Cautionary Note Regarding Forward-Looking Information” section contained in Neptune’s latest Annual Information Form (the “AIF”), which also forms part of Neptune’s latest annual report on Form 40-F, and which is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov/edgar.shtml and on the investor section of Neptune’s website at www.neptunecorp.com. All forward-looking statements in this press release are made as of the date of this press release. Neptune does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Neptune public securities filings with the Securities and Exchange Commission and the Canadian securities commissions. Additional information about these assumptions and risks and uncertainties is contained in the AIF under “Risk Factors” and in our MD&A for the financial year ended March 31, 2018 under “Risks and uncertainties”.

Neither NASDAQ nor the Toronto Stock Exchange accepts responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Neptune Wellness Solutions	Investor Relations Contact	Investor Relations Contact
Mario Paradis	(Canada)	(U.S.)
VP & CFO, Neptune	Pierre Boucher	Jody Burfening LHA
m.paradis@neptunecorp.com	MaisonBrison	1.212.838.3777
1.450.687.2262 x236	1.514.731.0000	jburfening@lhai.com
	pierre@maisonbrison.com